Exhibit 5.1

May 22, 2025 JLL Income Property Trust, Inc. 333 West Wacker Drive Chicago, Illinois 60601
Re: Registration Statement on Form S-11
Ladies and Gentlemen:
We have acted as Maryland counsel to JLL Income Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-11 (Registration No. 333-283571) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the Prospectus included therein (the “Prospectus”), for the offering by the Company of (collectively, the “Shares”) (a) shares of Class A common stock, $0.01 par value per share, of the Company (“Class A Shares”), shares of Class M common stock, $0.01 par value per share, of the Company (“Class M Shares”), shares of Class A-I common stock, $0.01 par value per share, of the Company (“Class A-I Shares”), and shares of Class M-I common stock, $0.01 par value per share, of the Company (“Class M-I Shares”), pursuant to a primary offering, having a maximum aggregate offering price of $1,200,000,000, and (b) Class A Shares, Class M Shares, Class A-I Shares and Class M-I Shares pursuant to the Company’s Third Amended and Restated Distribution Reinvestment Plan (the “Plan”), having a maximum aggregate offering price of $300,000,000. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
1.The Registration Statement and the related form of prospectus included therein (the “Prospectus”), in the form in which it was transmitted to the Commission under the Securities Act;

2.The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;
4.Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to (a) the registration, sale and issuance of the Shares and (b) the approval of the Plan, certified as of the date hereof by the Secretary of the Company;
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JLL Income Property Trust, Inc. May 22, 2025 Page 2
5.The Plan, certified as of the date hereof by the Secretary of the Company;
6.A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and
7.A certificate executed by Gordon G. Repp, General Counsel and Secretary of the Company, dated as of the date hereof.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.
4.All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.
5.The Company will issue the Shares in accordance with the resolutions of the Board and, prior to the issuance of any shares of any class of Common Stock, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of such class of Common Stock. As of the date hereof, the Company has available for issuance, under the Charter, the requisite number of authorized but unissued shares of each class of Common Stock for the issuance of the Shares.
6.The Company does not intend to issue certificates representing the Shares. The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law (the “MGCL”) for any Shares to be issued, on request by a stockholder of the Company.

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Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the resolutions of the Board and upon payment therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Womble Bond Dickinson (US) LLP
WOMBLE BOND DICKINSON (US) LLP